Exhibit 10.3

BROWN SHOE COMPANY, INC.

INCENTIVE AND STOCK COMPENSATION PLAN OF 2002

NON-QUALIFIED STOCK OPTION PLAN AGREEMENT

            BROWN SHOE COMPANY, INC., a New York corporation (the "Company"), and ________________________________ (the "Optionee") hereby agree as follows:

           Section 1. Grant of Option.

            In conformity with the Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2002 ("Plan") and pursuant to action of the Compensation Committee charged with the administration thereof, the Company has granted to the Optionee on March 4, 2004 ("Date of Grant"), subject to the conditions and limitations hereinafter stated in this Agreement, the option to purchase at the price specified in Section 2 hereof, up to _______ shares of the Common Stock of the Company reserved for options under the Plan during a period commencing one (1) year after the Date of Grant and ending ten (10) years after the Date of Grant as follows:

  after one (1) year from the Date of Grant, the Optionee may purchase up to twenty five percent (25%) of the total number of shares to which this option relates;
  after two (2) years from the Date of Grant, the Optionee may purchase, on a cumulative basis, up to fifty percent (50%) of the total number of shares to which this option relates;
  after three (3) years from the Date of Grant, the Optionee may purchase, on a cumulative basis, up to seventy-five percent (75%) of the total number of shares to which this option relates;
  after four (4) years but prior to the end of ten (10) years from the Date of Grant, the Optionee may purchase, on a cumulative basis, up to one hundred percent (100%) of the total number of shares to which this option relates.
            Section 2. Option Price.

            The purchase price per share of Common Stock shall be $39.01.

           Section 3. Conditions and Limitations on Right To Exercise Option .

            Notwithstanding the provisions of Section 1 hereof:

  Time for Exercise. This option may not, in any event, be exercised prior to the commencement of the second (2nd) year after the Date of Grant or after the expiration of ten (10) years from the Date of Grant.
  Exercise While on Leave of Absence. This option may not be exercised by the Optionee while on a leave of absence until he has returned to active employment with the Company, unless such exercise is expressly approved in writing by the Compensation Committee.
  Exercise if No Longer an Employee.
    Termination. Except as set forth in (2) below, the option herein granted must be exercised by the Optionee only while he is an employee of the Company or one of its subsidiaries (as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code)), or within sixty (60) days after termination as an employee, but no later than ten (10) years from the Date of Grant.
    Death. If the Optionee dies while employed by the Company or one of its subsidiaries or dies within sixty (60) days after termination of such employment, his option may be exercised to the extent the Optionee was entitled to exercise it at the date of his death, by a legatee or legatees of the Optionee under his last will, or by his personal representatives or distributees at any time within one (1) year after his death, but not after ten (10) years from the Date of Grant.
           Section 4. Method of Exercise of Option and Payment of Option Price.
  Exercise. The option herein granted may be exercised (in whole or in part) at any time or from time to time after the right to exercise said option arises and before termination of said right, by delivering to the Treasurer of the Company or by sending by registered mail, postage prepaid, to the Company for the attention of the Treasurer (i) a written request designating the number of shares of Common Stock to be purchased, signed by the Optionee or the purchaser acting under Section 3(c)(2) hereof, and (ii) payment to the Company of the full purchase price of the shares of Common Stock with respect to which the option is exercised.
  Payment. The purchase price is to be paid in full upon the exercise of an option, either (i) in cash, or (ii) in the discretion of the Compensation Committee, by the tender (either actual or by attestation) to the Company of shares of the Common Stock owned by the Optionee and registered in his name having a fair market value equal to the cash exercise price of the option being exercised, with the fair market value of such stock to be determined in such appropriate manner as may be provided by the Compensation Committee or as may be required in order to comply with, or to conform to the requirements of, any applicable law or regulation, or (iii) in the discretion of the Compensation Committee, by any combination of the payment methods specified in clauses (i) and (ii) hereof, or (iv) cashless exercise as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions; provided, however, that no shares of Common Stock may be tendered in exercise of an option if such shares have not been held by the Optionee for at least six months. The proceeds of sale of stock subject to option are to be added to the general funds of the Company or to the shares of the Common Stock held in treasury and used for the corporate purposes of the Company, as the Board of Directors shall determine.
           Section 5. Delivery of Shares.

            The Company shall not be required to issue or deliver any certificates for shares of Common Stock, pursuant to the exercise of this option, prior to (i) the admission of such shares to listing on any stock exchange on which the Company's Common Stock may then be listed, (ii) the completion of any registration and/or qualification of such shares under any state or federal laws or rulings or regulations of any governmental regulatory body, which the Company shall determine to be necessary or advisable, or (iii) if the Company so requests, the filing with the Company by the Optionee or the purchaser acting under Section 3(c)(2) hereof of a representation in writing that at the time of such exercise, it is his present intention to acquire the shares being purchased for investment and not for resale or distribution.

           Section 6. Conditions to Exercise of Option.

  Delivery of Letter or Certificate. If the shares of Common Stock of the Company are to be issued pursuant to an exemption from the registration requirements of the Securities Act of 1933 and of any applicable state Blue Sky law, then exercise of this option is conditioned on the Optionee executing and delivering such a letter or certificate containing such investment representations, agreements prohibiting or restricting sale, and confirmation of other relevant facts to support any such exemption on which the Company intends to rely, all as shall be deemed reasonably necessary by counsel for the Company and in such form as such counsel shall determine.
  Legend. The Optionee understands and agrees that the certificates representing shares of Common Stock of the Company issued pursuant to exercise of this option may bear a legend reciting or referring to the provisions or matters contained in subparagraph (a) of this Section 6 in such form as counsel for the Company shall direct.
            Section 7. Miscellaneous.
  Rights in Shares Prior to Issuance. Prior to issuance of certificates for shares of Common Stock, neither the Optionee nor his legatees, personal representatives, or distributees, shall be deemed to be a holder of any shares of Common Stock subject to option.
  Adjustment Upon Changes in Capitalization. In the event that there is a change in the Common Stock of the Company by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, reorganizations, combinations or exchanges of shares, then the number and class of shares available for options and the number of shares subject to any outstanding options and the price thereof, shall be appropriately adjusted by the Compensation Committee.
  Non-assignability. This option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution and may be exercised, during his lifetime, only by the Optionee.
  Right to Continued Employment. Nothing in this Option Agreement shall confer on any individual any right to continue in the employ of the Company or a subsidiary or interfere with the right of the Company or a subsidiary to terminate his employment at any time.
  Interpretation. The option granted herein shall in all respects be subject to and governed by the provisions of the Plan. This Agreement shall in all respects be so interpreted and construed as to be consistent with this intention. By way of an example, the Change of Control provisions set forth in the Plan shall apply to this option.
  Amendment. The Option may be amended by the Compensation Committee at any time (i) if the Compensation Committee determines, in its sole discretion, that amendment is necessary or advisable on account of any addition to, or change in, the Internal Revenue Code of 1986, as amended, or in the regulations issued thereunder, or any federal or state securities law or other law or regulation, which changes occurs after the Date of Grant and by its terms applies to the Option; or (ii) other than in the circumstances described in Clause (i) above, with the consent of the Optionee.
  The validity, construction, interpretation and effect of this instrument shall be governed by and determined in accordance with the laws of the state of Missouri without respect to any conflicts of loan doctrine which might otherwise apply.
  Non-Qualified Stock Option. This Option is not intended by the parties to be, and shall not be treated as, an incentive stock option (as such term is defined under Section 422 of the Internal Revenue Code of 1986, as amended).
             IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 4th day of March 2004.

BROWN SHOE COMPANY, INC.

Andrew M. Rosen
Chief Financial Officer and Treasurer

ACKNOWLEDGED AND ACCEPTED;

Optionee